Exhibit 99.1

                      SJW CORP. ANNOUNCES
         SETTLEMENT WITH VALLEY TRANSPORTATION AUTHORITY

     SAN JOSE, CA, November 29, 2004, SJW Corp. (AMEX:SJW) announced that SJW Land Company (SJWL), its wholly owned subsidiary, settled its eminent domain lawsuit with the Valley
Transportation Authority (VTA).

     In January 2002, SJW Land Company entered into an Agreement for Possession and Use with VTA whereby SJW Land Company granted VTA an irrevocable right to possession and use of 1.23 acres of SJW Land Company property for the development of a light rail station while reserving the right to assert, and dispute the fair market value placed on the land. On April 11, 2003, VTA adopted a resolution authorizing a condemnation proceeding to acquire the land and filed an eminent domain lawsuit. A settlement was reached on November 23, 2004, regarding the compensation for the taking of property and for damages before the lawsuit reached trial. The settlement terms include a cash payment of $9.65 million, plus statutory interest and costs, and the conveyance of a parcel valued at approximately $300,000 from VTA to SJW Land Company. The Superior Court of Santa Clara County has approved the settlement terms.




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but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of
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